Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock High Yield Portfolio of BlackRock Series Fund, Inc
  (BVA-HI)
AST BlackRock Global Strategies Portfolio - US High Yield  (PRU-AA-
HY)
BlackRock Multi-Asset Income - High Yield Portfolio  (BR-INC-HY)
BlackRock High Yield Portfolio  (MIST-HY)
BlackRock High Yield V.I. Fund  (BVA-HY)
BlackRock Funds II, High Yield Bond Portfolio  (BR-HIYLD)
BlackRock Credit Allocation Income Trust (Preferred Sleeve)
(BTZ-PREF)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:03-25-2013

Security Type:BND/CORP

Issuer
Graphic Packaging International, Inc.  (2021)

Selling Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Affiliated Underwriter(s)

[x] PNC
[ ] Other:

List of Underwriter(s)Merrill Lynch, Pierce, Fenner &
Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global
Markets Inc., Goldman, Sachs & Co., SunTrust Robinson Humphrey,
Inc., PNC Capital Markets LLC, Rabo Securities USA, Inc., Regions
Securities LLC

Transaction Details
Date of Purchase03-25-2013

Purchase Price/Share
(per share / % of par)$100.00

Total Commission, Spread or
Profit 1.4625%

1. Aggregate Principal Amount Purchased (a+b)$20,000,000

a. US
Registered Funds
(Appendix attached with individual Fund/Client purchase)$10,842,000

b. Other BlackRock Clients$9,158,000

2. Aggregate
Principal Amount of Offering$425,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)0.04705

Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[x]U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NOThe securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter
(check ONE)
[x] YES
[ ] NO No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.


Completed by:Dillip Behera Global Syndicate Team Member

Date:03-27-2013

Approved by:Steven DeLaura Global Syndicate Team Member
Date:03-28-13